Exhibit 10.34
Amendment No. 6
to the
Edwards Lifesciences Corporation
401(k) Savings and Investment Plan
(Restated effective January 1, 2016)

The Restated Edwards Lifesciences Corporation 401(k) Savings and Investment Plan, effective January 1, 2016, as amended by Amendment No. 1 executed on May 2, 2016, Amendment No. 2 executed on December 19, 2016, Amendment No. 3 executed on February 24, 2017, Amendment No. 4 executed on February 24, 2017, and Amendment No. 5 executed on October 27, 2017 (the “Plan”) is hereby further amended effective December 2, 2017 as follows:

1.	Article II, Section 2.44 is hereby amended in its entirety as follows:

2.44 "Year of Vesting Service" or "Vesting Service" means the period credited to an Employee for purposes of determining the extent to which the Employee is vested in his Employer Matching Account under the vesting schedule set forth in Section 7.2. Under the Plan, an Employee is credited with a Year of Vesting Service if the Employee completes at least 1,000 Hours of Service during any Plan Year. An Employee's period of service with a corporation that becomes a Commonly Controlled Entity of an Employer shall be taken into account for purposes of this Section if the Employee is employed on the date the corporation becomes a Commonly Controlled Entity. An individual who became an Employee on December 2, 2017 who immediately prior to such date was a co-employee of Harpoon Medical, Inc. and Omni Resource, Inc. shall have their service with these organizations taken into account for purposes of this Section 2.44. Credit shall be given at the rate of 45 Hours of Service for each week during such period (but not to exceed 1,000 Hours of Service for any twelve month period). If an Employee is credited with at least one Year of Vesting Service, he shall never lose such service regardless of when he returns to employment as an Employee. Notwithstanding the foregoing, an individual (i) who immediately prior to the Effective Date was employed by Baxter or a Commonly Controlled Entity of Baxter and (ii) who becomes an Eligible Employee on the Effective Date shall be credited with the number of Years of Vesting Services such individual earned while employed with Baxter or a Commonly Controlled Entity of Baxter.

2.	Article III, Section 3.1 is hereby amended in its entirety as follows:

3.1     Participation. Each Prior Plan Participant shall become a Participant on the Effective Date. Each other Eligible Employee shall become a Participant as of the Entry Date coincident with or immediately following the Participant’s satisfaction of the applicable eligibility service requirement as described in the next two sentences. An Employee who is not a Part-Time Employee shall satisfy the eligibility service requirement on the thirty-first (31st) day of employment. An Employee who is a Part-Time Employee shall satisfy the eligibility service requirement at the end of the first twelve-month period beginning on the date of the Employee’s employment, or beginning on any subsequent January 1, during which the Employee completes 1,000 or more Hours of Service during such twelve-month period. Notwithstanding anything to the contrary, an individual who became an Employee on December 2, 2017, who immediately prior to such date was a co-employee of Harpoon Medical, Inc. and Omni Resource, Inc. shall be eligible to become a participant on such date.

IN WITNESS WHEREOF, the Edwards Lifesciences Corporation Administrative and Investment Committee has caused this Amendment No. 6 to be executed by an authorized representative.

EDWARDS LIFESCIENCES CORPORATION
ADMINISTRATIVE AND INVESTMENT COMMITTEE

By:     /s/ Christine Z. McCauley
Christine Z. McCauley, Chairperson

Date:    December 19, 2017